Exhibit 99.1

SL GREEN REALTY CORP. ANNOUNCES ORDINARY DIVIDEND

ANNUAL ORDINARY DIVIDEND REDUCED TO $3.25 PER SHARE

NEW YORK—December 5, 2022—SL Green Realty Corp. (NYSE: SLG), Manhattan’s largest office landlord, announced today that its board of directors has reduced the annual ordinary dividend on SL Green’s common stock and units of its operating partnership by 12.9%, to $3.25 per share. The ordinary dividend will continue to be paid in cash on a monthly basis. The first monthly ordinary dividend of $0.2708 per share is payable on January 17, 2023, to stockholders of record at the close of business on December 30, 2022 (the “Record Date”).

"We endeavor to provide our shareholders with a meaningful, sustainable ordinary dividend that has a correlation to operating cash flow while furthering our initiative to maintain substantial liquidity and repay debt amid the backdrop of a rising rate environment. We have reduced the dividend to match our current projection of Funds Available for Distribution (“FAD”) for 2023, which allows us to strike this balance as we continue to provide a yield on our common stock of approximately 8.0%, based on the current share price, while projecting an increase in liquidity to nearly $1.6 billion and a reduction of combined debt by almost $2.4 billion during 2023,” said Matt DiLiberto, Chief Financial Officer.

About SL Green Realty Corp.

SL Green Realty Corp., Manhattan's largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of September 30, 2022, SL Green held interests in 62 buildings totaling 33.6 million square feet. This included ownership interests in 29.3 million square feet of Manhattan buildings and 3.5 million square feet securing debt and preferred equity investments.

Forward Looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and actual results or developments may differ materially, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements include the risks and uncertainties described in our filings with the Securities and Exchange Commission. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SLG – DIV